CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the registration statement on Form S-1 (the “Registration Statement”) of Level20, Inc. (the “Company”), dated the date hereof, of our report dated February 13, 2013 relating to the financial statements of Level20, Inc. for the period from September 17, 2012 (Inception) to December 31, 2012, appearing in the Prospectus which is a part of such Registration Statement, as well as to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ L.L. Bradford & Company
L.L. Bradford & Company
March 13, 2013
Las Vegas, Nevada